EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)
Series 2003-11 Trust
Receipt of Notice of Intent to Exercise Warrants in Full

CUSIP:	804112209 (A Units) 804112AA8 (B Units)
Symbol:	DKW

FOR IMMEDIATE RELEASE:
October 20, 2010

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), Goldman Sachs Group, Inc. Debenture Backed Series 2003-11 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “DKW”), announced today that it has received a Call Notice notifying the Trust of the intended exercise of 100% of the outstanding Warrants representing the right to acquire a combined Unit Principal Balance of 48,000,000 Class A Units and the equivalent Notional Amount of Class B Units for settlement on November 4, 2010 (the “Intended Settlement Date”).  Under the terms of the Warrants, delivery of the notice does not give rise to an obligation on the part of the Warrantholder to pay the specified call price; and if by 4 p.m. New York time on the Business Day prior to the Intended Settlement Date the party exercising the Warrants has not paid the required call price, the Call Notice will be effectively rescinded, in which case settlement of the relevant Warrants would not occur and the Warrants would continue in effect and could be exercised on a subsequent date.  If settlement of the Warrants occurs pursuant to the Call Notice on the Intended Settlement Date, then Class A Unitholders will receive the par value plus accrued interest of each Class A Unit and Class B Unitholders will receive accrued interest plus the Class B Present Value Amount in relation to each Class B Unit, each in an amount to be determined in accordance with the Trust Agreement.

Contact:

Chris Nuxoll - Assistant Vice President
Bank of America Merrill Lynch
P: +1-312-904-1023
E:  christopher.nuxoll@bankofamerica.com